UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): August 1, 2016

ELEVEN BIOTHERAPEUTICS, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	001-36296	26-2025616
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

215 First Street, Suite 400 Cambridge, MA	02142
(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code: (617) 871-9911
None
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02	Termination of a Material Definitive Agreement.

On August 1, 2016, Eleven Biotherapeutics, Inc. (the “Company”) received notice from ThromboGenics N.V. (“ThromboGenics”) of ThromboGenics’s termination, effective as of October 31, 2016, of the Collaboration and License Agreement between the Company and ThromboGenics (the “Collaboration”), dated May 28, 2013.

Under the Collaboration, the Company and ThromboGenics collaborated to seek to identify protein or peptide therapeutics that directly modulate any of a specified set of targets in a novel pathway in retinal disease. In connection with the Collaboration, ThromboGenics paid the Company an upfront technology licensing fee of $1,750,000 and paid the Company to perform activities under the Collaboration at a set rate per full-time equivalent person working on Collaboration activities. The initial research term concluded in November 2015. There have not been any collaboration products identified whose modulation of any of the targets has been confirmed in the course of the Collaboration. The Collaboration also provided for potential future payments to the Company by ThromboGenics of up to an aggregate of $10,000,000 if ThromboGenics were to achieve specified preclinical and clinical milestones with respect to collaboration products and up to an aggregate of $15,000,000 if ThromboGenics were to achieve specified regulatory milestones with respect to collaboration products. In addition, ThromboGenics would have been obligated to pay the Company a low single digit royalty on sales of collaboration products by ThromboGenics, its affiliates or sublicensees. None of these milestones or royalties are expected to be payable following termination of the Collaboration.

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ELEVEN BIOTHERAPEUTICS, INC.

Date: August 5, 2016	By:	/s/ Abbie C. Celniker
Abbie C. Celniker, Ph.D. President & Chief Executive Officer